                                                                     Exhibit 2.1

                    ----------------------------------------

                              K A U F V E R T R A G

                                    zwischen

 RECHTSANWALT HINNERK-JOACHIM MULLER ALS INSOLVENZVERWALTER DER SAVETHERAPEUTICS
                                     AG i.L.

                                       und

                            MEDICAL DISCOVERIES, INC.

                                   betreffend

               den Kauf von wesentlichen Vermogensgegenstanden der

                            SAVETHERAPEUTICS AG i.L.

                     ---------------------------------------

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

1. Medical Discoveries, Inc., 1338 S. Foothill Drive, #266, Salt Lake City, Utah, USA

                                                       im folgenden: ,,KAUFERIN"

und

2. Rechtsanwalt Hinnerk-Joachim Muller als Insolvenzverwalter der Savetherapeutics AG i.L., Speersort 4-6, 20095 Hamburg, Deutschland

                                                      im folgenden: ,,VERKAUFER"

      schlie(beta)en den nachfolgenden

                              K A U F V E R T R A G

                                   I. PRAAMBEL

      Die Savetherapeutics AG i.L. mit Sitz in Hamburg (HRB 80715), im Folgenden ,,SCHULDNERIN", betrieb die Entwicklung und Vermarktung von Therapeutika, Diagnostika und Kosmetika, insbesondere aber nicht ausschlie(beta)lich im Bereich Brustkrebs UNd anderen Indikationen. Mit Beschlu(beta) des Amtsgerichts Hamburg vom 14.01.2005 (Az.: 67e IN 294/04) ist uber das Vermogen DEr Schuldnerin am 14.01.2005, 9:57 Uhr, das Insolvenzverfahren eroffnet und der Verkaufer zum Insolvenzverwalter bestellt worden.

      Die Kauferin ist an einer Ubernahme wesentlicher Vermogensgegenstande der Schuldnerin interessiert. Zu diesem Zweck sind Kauferin und Verkaufer in Verkaufsverhandlungen eingetreten. Die Kauferin hatte dem Verkaufer bereits ein Erwerbsangebot unterbreitet. Dieses stand in Abhangigkeit von einer mit den Gesellschaftern der Schuldnerin Prof. Dr. Heinrich Wieland und Dr. Alfred Schmidt abzuschlie(beta)enden Vergleichsvereinbarung. Diese Vereinbarung uber die Einbringung und Aufteilung der Schutzrechte (in kosmetische und nicht kosmetische Anwendungen), die Teil des Kaufgegenstandes sind, kam in der Folgezeit nicht zustande, so dass das ursprungliche Angebot der Kauferin erloschen ist. In Kenntnis dieses Umstandes und der Tatsache, dass die Herren Schmidt und Wieland weiterhin behaupten, Inhaber der Schutzrechte zu sein, beabsichtigt die Kauferin, nunmehr nicht nur

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR
      den nicht kosmetischen Anwendungsbereich der Schutzrechte, sondern diese insgesamt zu erwerben.

      Dabei besteht Einigkeit unter den Parteien, da(beta) es sich um einen Kauf von Vermogensgegenstanden aus der Insolvenzmasse der Schuldnerin handelt. Daher sollen gegen den Verkaufer bzw. die Insolvenzmasse im Hinblick auf den Kaufgegenstand keinerlei Anspruche auf Gewahrleistung, Schadensersatz oder Ruckabwicklung bestehen.

                  II. KAUF VON BESTIMMTEN VERMOGENSGEGENSTANDEN
                       DER FIRMA SAVETHERAPEUTICS AG i.L.

      Der Verkaufer verkauft und ubertragt hiermit samtliche
      Vertrags-Erfindungen und Vertrags-Schutzrechte, die in den in Anlage 1 und Anlage 2 beigefugten Schutzrechtskaufvertragen definiert sind.

      Verkauft und ubertragen werden daher insbesondere die in der Anlage 3 aufgefuhrten Vermogensgegenstande und Rechte (insgesamt der
      ,,KAUFGEGENSTAND"). Die Materialen und Unterlagen, die der Verkaufer im Besitz hat, sind der Kauferin unmittelbar nach Vertragsunterzeichnung zu ubergeben.

      Soweit Vermogensgegenstande und/oder Rechte, welche die Schuldnerin hat, in den Anlagen 1, 2 und 3 nicht genannt werden, aber im Zusammenhang mit der gewerblichen Nutzung des Kaufgegenstandes erforderlich sind, werden auch diese mitverkauft und ubertragen. Sie sind Bestandteil des Kaufgegenstandes. Die Kauferin erwirbt ferner mit dem Kaufgegenstand in Zusammenhang stehendes Know-how sowie alle Materialien, Unterlagen, die im Zusammenhang mit klinischen Studien und Zulassungsverfahren stehen, soweit die Schuldnerin sie in unmittelbarem Besitz hat.

      Der Verkaufer verkauft und ubertragt hiermit den Kaufgegenstand und die damit in Zusammenhang stehenden Vermogensrechte an die Kauferin.

      Die Kauferin nimmt hiermit den Verkauf und die Ubertragung des Kaufgegenstandes und der damit in Zusammenhang stehenden Vermogensrechte an.

      Im Ubrigen werden keine Vermogensgegenstande oder Verbindlichkeiten der Schuldnerin auf die Kauferin ubertragen. Die Kauferin ubernimmt auch keinerlei Verpflichtungen oder Haftungen der Schuldnerin oder des Verkaufers.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

       III. AUSSCHLU(beta) DER GEWAHRLEISTUNG / FESTSTELLUNG DES EIGENTUMS

      Der Verkaufer sichert der Kauferin zu, da(beta) er zum Abschlu(beta) eines Vertrages der vorliegenden Art formell berechtigt ist.

      Im Rahmen einer beschrankten, vorvertraglichen Due Diligence hat die Schuldnerin der Kauferin in der Zeit vom 6. Dezember 2004 bis 28. Januar 2005 ausgesuchte zur Evaluierung bestimmter Aspekte des Kaufgegenstandes erforderliche sowie die von der Kauferin angeforderten Unterlagen zur Verfugung gestellt.

      Deshalb, und im Hinblick auf die Insolvenz der Schuldnerin, schlie(beta)en die Vertragsparteien im Rahmen des gesetzlich Zulassigen jegliche Gewahrleistung aus diesem Vertrag oder im Zusammenhang damit aus, soweit in diesem Absatz nichts Abweichendes geregelt ist. Daneben sind sich die Vertragsparteien daruber einig, da(beta) auch im Ubrigen keine sonstigen Anspruche aus jedwedem Rechtsgrund, insbesondere Anspruche auf Schadensersatz, Schadloshaltung und/oder Rucktritt vom Vertrag, gegen den Verkaufer bestehen.

      Der Verkaufer hat die Kauferin daruber informiert, da(beta) die Gesellschafter der Schuldnerin, Herr Dr. Alfred Schmidt und Herr Prof. Heinrich Wieland, ihren sich aus Section 8 des Beteiligungsvertrages vom
      9. November 2000 sowie der in den Schutzrechtkaufvertragen (Anlage 1 und Anlage 2 zu diesem Vertrag) ergebenden Verpflichtungen zur Einlage der in den Schutzrechtskaufvertragen genannten Patente in die Schuldnerin widersprechen. Sie vertreten die Auffassung, die Schutzrechte stunden nach wie vor ihnen zur personlichen Nutzung zu.

      Der Verkaufer hat die Kauferin daruber hinaus davon unterrichtet, da(beta) eine Umschreibung der Patente bei den relevanten Patentamtern tatsachlich nicht stattgefunden hat, d.h. bei den Patentamtern die Herren Schmidt/Wieland nach wie vor als Patentinhaber der kaufgegenstandlichen Patente gefuhrt werden.

      DIE KAUFERIN ERKLART IN VOLLER KENNTNIS UND WURDIGUNG DIESES SACHVERHALTES
      FOLGENDES:

      Die Kauferin tragt, das Risiko, dass der Einbringung der kaufgegenstandlichen Patente und des Know-hows durch die Herren Schmidt/Wieland widersprochen wird.

      Die Kauferin beabsichtigt, mit den Herrn Schmidt/Wieland nochmals eine einvernehmliche Losung uber die Inhaberschaft der Schutzrechte herbeizufuhren.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Sollte dies innerhalb einer angemessenen Frist nach Abschlu(beta) dieses Vertrages nicht moglich sein, wird die Kauferin alle notwendigen Handlungen zur Klarung der Rechtssituation, insbesondere die notigenfalls gerichtliche Feststellung, da(beta) die Patente in die Schuldnerin eingebracht bzw. auf die Kauferin ubertragen wurden, in Eigenverantwortung und auf eigene Kosten durchfuhren. Dies schlie(beta)t auch die Kosten eines etwaigen Rechtsstreites mit ein, welchen die Equicore Beteiligungs GmbH fur die Kauferin als deren Proze(beta)standschafterin fuhrt.

      Der Verkaufer versichert im Gegenzuge, da(beta) er sich nach Kraften bemuhen wird, mit der Equicore Beteiligungs GmbH eine Vereinbarung zu treffen, wonach diese die Kauferin bei der Durchsetzung dieses Anspruches auf Einbringung der Patente in die Schuldnerin umfassend, insbesondere auch durch Uberlassung von Unterlagen und, soweit gesetzlich zulassig, durch Abtretung der Anspruche auf Einbringung der kaufgegenstandlichen Patente oder im Wege der Proze(beta)standschaft oder vergleichbarer Weise unterstutzen wird.

      Diese Vereinbarung mit Equicore Beteiligungs GmbH ist binnen 60 Tagen nach Unterzeichnung dieses Vertrages abzuschlie(beta)en; andernfalls sind die Parteien zum Rucktritt vom Vertrag berechtigt.

      Das von der Equicore Beteiligungs GmbH eingeforderte Mitwirkungsentgelt von 3 % auf den gezahlten Kaufpreis wird von dem Verkaufer getragen.

      Sollte die Equicore Beteiligungs GmbH fur die Vorbereitung der Prozessfuhrung zugunsten der Kauferin ein Stundenhonorar ((euro) 250 pro Stunde) beanspruchen, so tragen die Parteien dies jeweils zur Halfte, jedoch bis insgesamt maximal (euro) 10.000.

      Die Kauferin erklart weiterhin, da(beta) sie fur den Fall, da(beta) die Einbringung der Patente durch die Herren Schmidt/Wieland in die Kauferin nicht rechtskraftig festgestellt werden kann, keinerlei rechtliche Anspruche gegen den Verkaufer geltend machen wird. Sie tragt insoweit dieses Risiko alleine.

      Der Kauferin ist bekannt, dass der Verkaufer uber die der Kauferin zur Verfugung gestellten Unterlagen hinaus keine Kenntnis von und keine Einflussmoglichkeit auf etwaige sonstigen Handlungen der Herren Schmidt/Wieland hat, die zwischenzeitlich vorgenommen wurden oder bis zur rechtskraftigen Feststellung des Eigentumserwerbes durch die Kauferin und die Umschreibung der Patente vorgenommen werden. Die Kauferin verzichtet hiermit auf etwaige ihr insoweit zustehenden Anspruche gegen den Verkaufer, auch soweit die Anspruche aus

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Handlungen herruhren, die den Bestand, die Inhaberschaft und die Lastenfreiheit der Patente betroffen haben.

                       IV. KAUFPREIS, ZAHLUNGSBEDINGUNGEN

      Der Kaufpreis fur den Kaufgegenstand betragt (euro) 2.350.000 (in Worten:
      Euro zwei Millionen dreihundertfunfzigtausend).

      Soweit erforderlich stellt der Verkaufer der Kauferin eine Rechung entsprechend den gesetzlichen Vorschriften aus und quittiert den Erhalt des Kaufpreises.

      Der Kaufpreises wird nach Ma(beta)gabe der nachfolgenden Bestimmungen fallig:

      Ein Teilkaufpreis in Hohe von (euro) 500.000 (in Worten: Euro funfhunderttausend) ist mit der Unterzeichnung dieses Kaufvertrages fallig und binnen 10 Tagen auf das unten genannte Konto des Verkaufers zu zahlen:

            Bank:        HSH Nordbank AG
            Konto Nr.:   1000 024 670
            BLZ:         210 500 00
            Inhaber:     RA Hinnerk-Joachim Muller wg. Savetherapeutics AG

      Sofern diese Verpflichtung nicht fristgerecht erfullt wird, ist der Verkaufer zum Vertragsrucktritt berechtigt. Das Rucktrittsrecht erlischt binnen zwei Wochen nach Vorliegen des Rucktrittsgrundes. Keine Partei kann gegen die andere im Rucktrittsfall Rechte/Anspruche, gleich welcher Art, wegen des Rucktritts geltend machen.

      Der zweite Teilkaufpreis in Hohe von (euro) 500.000 (in Worten: Euro funfhunderttausend) ist zu erbringen, sobald die in Ziffer III beschriebene Feststellung uber die Einbringung der Patente in die Kauferin entweder im Wege eines Vergleiches mit den Herren Schmidt/Wieland oder aber durch ein rechtskraftiges Urteil eines deutschen Gerichtes festgestellt wurde.

      Der dritte Teilkaufpreis in Hohe von (euro) 1.350.000 (in Worten: Euro eine Million dreihundertfunfzigtausend) wird bei erfolgreicher Kommerzialisierung des Kaufgegenstandes fallig, d.h. sobald die Kauferin in Form einer Lizenzierung oder eines Produktverkaufs

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Umsatz in Hohe von mindestens (euro) 1.350.000 (in Worten: Euro eine Million dreihundertfunfzigtausend) erzielt hat.

      Die Kosten der Transaktion, insbesondere Kosten angefallener Rechtsberatung durch die Sozietat Mayer, Brown, Rowe & Maw LLP, tragt die Kauferin bis zu einem Betrag von (euro) 80.000,00.

                        V. RUCKTRITTSRECHT DES VERKAUFERS

      Die Kauferin verpflichtet sich, gegenuber dem Verkaufer binnen einer Frist von 9 Monaten nach der in Ziffer III beschriebenen Feststellung der Einbringung des Kaufgegenstandes in die Schuldnerin durch Vergleich oder rechtskraftiges Gerichtsurteil in angemessener und nachprufbarer Weise gegenuber dem Verkaufer zu belegen, da(beta) sie uber die fur eine Kommerzialisierung des Kaufgegenstandes notwendigen finanziellen Mittel verfugt und den auf die Kommerzialisierung zielenden Weiterentwicklungsprozess begonnen hat. Fur den Fall, da(beta) die Kauferin diesen Nachweis nicht fristgerecht fuhrt, ist der Verkaufe berechtigt, vom Vertrag zuruckzutreten. Im Rucktrittsfall hat die Kauferin keinen Anspruch auf Ruckzahlung bis dato geleisteter Teilkaufpreiszahlungen.

                                VI. VERSCHIEDENES

      Die Vertragsparteien sind nicht berechtigt, Rechte aus diesem Vertrag oder Anspruche gegen die andere Partei oder andere Parteien an Dritte abzutreten. Sofern die Kauferin die Ubertragung des Kaufvertrages auf eine Zweckgesellschaft oder ein verbundenes Unternehmen beabsichtigt, so wird der Verkaufer seine Zustimmung nur aus wichtigem Grund verweigern. Der Verkaufer ist dabei berechtigt, seine Zustimmung davon abhangig zu machen, da(beta) die Kauferin dem Verkaufer die Zahlung offenen Kaufpreises unter Verzicht auf Aufrechnung/Zuruckhaltung garantiert. Nach Entrichtung des vollstandigen Kaufpreises kann die Kauferin frei uber den Kaufgegenstand verfugen.

      Das Recht der Kauferin zur Aufrechnung gegen den Kaufpreisanspruch des Verkaufers ist ausgeschlossen. Uber die in Ziffer IV. vorgesehenen Auszahlungsbedingungen hinaus steht der Kauferin kein
      Zuruckbehaltungsrecht zu.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

      Anderungen und Erganzungen dieses Vertrages, einschlie(beta)lich der Anderung dieser Klausel, bedurfen der Schriftform, um gultig zu sein, sofern keine notarielle Beurkundung gesetzlich erforderlich ist.

      Sollten einzelne oder mehrere Bestimmungen dieses Vertrages unwirksam, unvollstreckbar, nichtig oder gesetzwidrig sein oder werden, so soll hierdurch die Gultigkeit der ubrigen Bestimmungen nicht beruhrt werden. Anstelle einer solchen unwirksamen, unvollstreckbaren, nichtigen oder gesetzwidrigen Bestimmung gilt zwischen den Parteien eine derartige wirksame, vollstreckbare und gesetzliche Bestimmung als vereinbart, die, sofern die Parteien nichts anderes bestimmen, so weit wie moglich denselben wirtschaftlichen Zweck erfullt wie die unwirksame, unvollstreckbare, nichtige oder gesetzwidrige Bestimmung. Dasselbe gilt entsprechend fur Vertragslucken.

      Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland mit Ausnahme des deutschen internationalen Privatrechts sowie unter Ausschlu(beta) der Bestimmungen des UN-Kaufrechts.

      Sofern Widerspruche zwischen der ma(beta)geblichen deutschen Fassung dieses Vertrages und der unverbindlichen englischen Ubersetzung bestehen, so geht die deutsche Fassung der englischen Fassung vor.

______________________, den 11.03.2005

/s/ Judy M. Robinett
--------------------------
Medical Discoveries, Inc., vertreten durch ihren CEO Frau Judy Robinett

______________________, den 11.03.2005

/s/ Hinnerk J. Muller
---------------------------
Herr Rechtsanwalt Hinnerk-Joachim Muller als Insolvenzverwalter der Savetherapeutics AG i.L.

                                                           /s/ Hinnerk J. Muller
                                                                         /s/ JMR

                             CONVENIENCE TRANSLATION

                           SALE AND PURCHASE AGREEMENT

                                     between

    ATTORNEY HINNERK-JOACHIM MULLER AS LIQUIDATOR OF SAVETHERAPEUTICS AG i.L.

                                       and

                            MEDICAL DISCOVERIES INC.

                                    regarding

                     the purchase of the essential assets of

                            SAVETHERAPEUTICS AG i.L.

                             CONVENIENCE TRANSLATION

1. Medical Discoveries Inc., 1338 S. Foothill Drive, # 266, Salt Lake City, Utah, USA

                                                              hereafter: "BUYER"

and

2. Attorney Hinnerk-Joachim Mueller as liquidator of Savetherapeutics AG i.L.,Speersort 4-6, 20095 Hamburg

                                                             hereafter: "SELLER"

      enter into the following

                           SALE AND PURCHASE AGREEMENT

                                   I. PREAMBLE

Savetherapeutics AG i.L., with registered seat in Hamburg (HR B 80 175), hereafter "THE OBLIGOR" carried on the development and marketing of therapeutics, diagnostics and cosmetics, in particular, however not exclusively, in the field of breast cancer and other indications. Following the decision of the Local Court in Hamburg (ref.: 67e IN 294/04) dated January 14, 2005 insolvency proceedings have been opened over the assets of the Obligor as of January 14, 2005, 9:57 a.m. and Seller has been appointed as Liquidator.

Buyer is interested in taking over essential assets of Seller. Buyer and Seller have entered into negotiations for this purpose. Buyer already submitted an offer which depended on the conclusion of a settlement agreement between the shareholders of the Obligor Prof. Dr. Heinrich Wieland and Dr. Alfred Schmidt. This agreement was intended to define the split (into cosmetic and non-cosmetic use) of the patents (Schutzrechte) being part of the

                            CONVENIENCE TRANSLATION

object of purchase, but was not concluded between the parties concerned; therefore the offer has expired. Being fully aware of these circumstances as well as the fact that Mr. Schmidt and Mr. Wieland still claim to be the owner of the patents, Buyer now intends to purchase the patents entirely and not only the part relating to the non-cosmetic use of such patents.

The parties agree that this agreement relates to a purchase of assets from the insolvency assets (Insolvenzmasse) of Obligor. Therefore all warranty or damage claims as well as claims relating to reversed transactions (Ruckabwicklung) against Seller or the insolvency assets (Insolvenzmasse) with regard to the object of purchase shall be barred.

                            CONVENIENCE TRANSLATION

                         II. PURCHASE OF CERTAIN ASSETS

                    OF THE COMPANY SAVETHERAPEUTICS AG i. L.

Seller hereby sells and assigns all inventions (Vertrags-Erfindungen) and patents (Vertrags-Schutzrechte) as defined in the IP Purchase Agreements attached hereto as Annex 1 and Annex 2.

In particular Seller hereby sells and assigns all assets and rights listed in Annex 3 (hereafter altogether referred to as "OBJECT OF PURCHASE"). Seller shall hand over to Buyer any information and documentation to the extent they are in the possession of the Seller immediately after signing of this agreement.

Assets and rights not mentioned in Annex 1, 2 and 3 which are however necessary in connection with the commercial use of the Object of Purchase are herewith sold and transferred and form part of the Object of Purchase. In connection with the assignment of the Object of Purchase Seller sells and transfers, including but not limited to, associated know-how and all documents relating to clinical studies and marketing authorization procedures (Zulassungsverfahren), to the extent they are in the possession of Seller.

Seller herewith sells and transfers to Buyer the Object of Purchase including the assignment of all associated rights.

Buyer herewith accepts such sale and transfer of the Object of Purchase including the assignment of the associated rights.

NO OTHER ASSETS OR OBLIGATIONS OF OBLIGOR ARE TRANSFERRED TO BUYER. THE BUYER DOES NOT ASSUME ANY OBLIGATION OR LIABILITY OF THE OBLIGOR OR THE SELLER.

           III. EXCLUSION OF WARRANTY CLAIMS / ALLOCATION OF PROPERTY

The Seller warrants that he is formally entitled to enter into any contract of the kind of this agreement.